Exhibit 10.7(d)
Amendment No. 3
To Executive Employment Agreement
     WHEREAS, BMC Software, Inc. (“Employer”) and Dan Barnea (“Executive”) for good and valuable consideration, the receipt of which is hereby mutually acknowledged, have agreed to the terms of this Amendment;
     WHEREAS, this Amendment shall not supersede but shall become part of the Executive Employment Agreement between BMC Software, Inc. and Executive executed on April 1, 2000 (“Executive Agreement”):
     It is agreed that the following section shall be deemed to be inserted on page 3, replacing the existing Section 2.1 of the Executive Agreement:
     “The Employer hereby employs the Executive through Employer’s wholly-owned subsidiary, BMC Software Israel LTD, and the Executive hereby accepts employment by the Employer through such subsidiary, upon the terms and conditions set forth in this Agreement.”
     It is agreed that the following sentence shall be deemed to be inserted on page 7 and on page 8 at the end of Section 6.4 and 6.5, respectively:
     “Severance payments payable under this Section shall be reduced by the amount of severance paid to Executive under Israeli Severance Pay Law (or any similar law applicable to Executive under the laws of Israel), in effect at the time of such severance.”
Dated this 15th day of July, 2003

EMPLOYER:	EXECUTIVE:
BMC Software, Inc.

By: /s/ ROBERT H. WHILDEN, JR.	/s/ DAN BARNEA
Name: Robert H. Whilden, Jr.	Dan Barnea
Title: SVP and General Counsel

Acknowledged:
BMC Software Israel, Ltd.

By: /s/ ZEHAVA SIMON
Name: Zehava Simon
Title: CEO